Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-136830


PROSPECTUS

                                 175,000 Shares

                              ENGlobal Corporation
                                  Common Stock

                           ---------------------------

     We are registering our common stock for resale by the selling stockholder identified in this prospectus. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder. Specifically, this prospectus relates to the resale of:

     o 175,000 shares of our common stock that were issued to the selling stockholder in connection with the acquisition of WRC Corporation on May 25, 2006.

     For a description of the plan of distribution of the resale shares, see page 11 of this prospectus.

     Our common stock is currently traded on the American Stock Exchange under the symbol "ENG." On September 28, 2006, the last reported sales price for our common stock was $5.72 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            ------------------------


                 The date of this prospectus is October 2, 2006.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
SUMMARY........................................................................1
RISK FACTORS...................................................................3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................8
SELLING STOCKHOLDER............................................................9
REGISTRATION RIGHTS OF SELLING STOCKHOLDER....................................10
PLAN OF DISTRIBUTION..........................................................11
USE OF PROCEEDS...............................................................12
LEGAL MATTERS.................................................................12
EXPERTS.......................................................................12
WHERE YOU CAN FIND MORE INFORMATION...........................................12

     You should rely only on the information contained or incorporated or deemed to be incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The offered shares are not being offered in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus speaks only as of the date of this prospectus and the information in the documents incorporated or deemed to be incorporated by reference in this prospectus speaks only as of the respective dates those documents were filed with the Securities and Exchange Commission (the "Commission").

     This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part and you may obtain copies of those documents as described below under "Where You Can Find More Information."

     As used in this prospectus, "ENGlobal," "the Company," "we," "our," "ours," and "us" refer to ENGlobal Corporation and its consolidated subsidiaries, except where the context otherwise requires or as otherwise clearly indicated.

                                     SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto incorporated by reference in this prospectus. Because it is a summary, it does not contain all the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and the notes thereto before making an investment decision.

                                    ENGLOBAL

Overview

     We are a leading provider of engineering services and systems principally to the petroleum refining, petrochemical, pipeline, production and process industries throughout the United States and internationally. The services provided by our multi-disciplined staff span the lifecycle of a project and include feasibility studies, design, procurement and construction management. We also supply automation, control, and uninterruptible electrical power systems to our clients worldwide.

     Our net revenue from continuing operations has grown from $17.8 million in 2001 to $233.6 million in 2005, a compounded annual growth rate of approximately 90.3%. Since our merger with Petrocon, our net revenue from continuous operations has grown from $89.1 million in 2002, a compounded annual growth rate of approximately 37.9%. We have accomplished this growth by expanding our engineering and systems services and geographic presence through internal growth, including new initiatives and to a lesser extent, through a series of strategic acquisitions. We now have more than 2,155 full-time equivalent employees in offices strategically located in Houston, Beaumont, Freeport, Midland and Dallas, Texas; Baton Rouge and Lake Charles, Louisiana; and Tulsa, Cleveland and Blackwell, Oklahoma, Denver, Colorado and Calgary, Alberta, Canada.

     We were incorporated as Industrial Data Systems Corporation in the State of Nevada in June 1994. In December 2001, we merged with Petrocon Engineering, Inc. and in June 2002, we changed our name from Industrial Data Systems Corporation to ENGlobal Corporation. Effective June 16, 2002, the trading symbol for our common stock, traded on the American Stock Exchange, changed from "IDS" to "ENG".

     Our principal executive offices are located at 654 N. Sam Houston Parkway E., Suite 400, Houston, Texas 77060-5914 and our telephone number is (281) 878-1000. Our website address is www.englobal.com. The information contained in our website is not a part of this prospectus.

                                  The Offering

Common stock covered hereby.....    175,000 shares of our common stock held by
                                    the selling stockholder.

Use of proceeds.................    We will not receive any proceeds from the
                                    sale or other disposition of the shares of our common stock by the selling stockholder.

Registration Rights.............    Pursuant to a stock purchase agreement we
                                    have entered into with the selling
                                    stockholder, we have filed a shelf
                                    registration statement, of which this
                                    prospectus is a part, with the Commission relating to the resale of 175,000 shares of our common stock held by the selling stockholder. We have agreed to use our commercially reasonable best efforts to file the registration statement on or before August 23, 2006 and to cause the registration statement to be declared effective no later than November 30, 2006.

American Stock Exchange symbol..    ENG

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our Company. Additional risks not currently known to us or that we currently deem immaterial may also impair our business operations.

     Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. See "Special Note Regarding Forward Looking Statements."

Risks Relating to Our Business

We are engaged in highly competitive businesses and must typically bid against competitors to obtain engineering and service contracts.

     We are engaged in highly competitive businesses in which customer contracts are typically awarded through competitive bidding processes. We compete with other general and specialty contractors, both foreign and domestic, including large international contractors and small local contractors. Some competitors have greater financial and other resources than we do, which, in many instances, could give them a competitive advantage over us.

The failure to attract and retain key professional personnel could adversely affect us.

     Our success depends on attracting and retaining qualified personnel in a competitive environment. We are dependent upon our ability to attract and retain highly qualified managerial, technical and business development personnel. Competition for key personnel is intense. We cannot be certain that we will retain our key managerial, technical and business development personnel or that we will attract or assimilate key personnel in the future. Failure to retain or attract such personnel could materially adversely affect our businesses, financial position, results of operations and cash flows. This is a major risk factor that could materially impact our operating results.

Our business and operating results could be adversely affected by our inability to accurately estimate the overall risks, revenue or costs on a contract.

     We generally enter into two principal types of contracts with our clients: time and materials contracts and fixed-price contracts. Under our fixed-price contracts, we receive a fixed-price irrespective of the actual costs we incur and, consequently, we are exposed to a number of risks. These risks include underestimation of costs, problems with new technologies, unforeseen expenditures or difficulties, delays beyond our control, and economic and other changes that may occur during the contract period. Our ability to secure change orders on scope changes and our ability to invoice for such changes poses an additional risk. In fiscal 2005, approximately 12% of our net revenue was derived from fixed-price contracts.

     Under our time and materials contracts, we are paid for labor at negotiated hourly billing rates or reimbursement at specified mark-up hourly rates and negotiated rates for other expenses. Profitability on these contracts is driven by billable headcount and cost control. Some time and materials contracts are subject to contract ceiling amounts, which may be fixed or performance-based. If our costs generate billings that exceed the contract ceiling or are not allowable under the provisions of the contract or any applicable regulations, we may not be able to obtain reimbursement for all of our costs.

     Revenue recognition for a contract requires judgment relative to assessing the contract's estimated risks, revenue and costs and on making judgments on other technical issues. Due to the size and nature of many of our contracts, the estimation of overall risk, revenue and cost at completion is complicated and subject to many variables. Changes in underlying assumptions, circumstances or estimates may also adversely affect future period financial performance. This is a major risk factor that could materially impact our operating results.

Economic downturns could have a negative impact on our businesses.

     Demand for the services offered by us has been and is expected to continue to be, subject to significant fluctuations due to a variety of factors beyond our control, including demand for engineering services in the petroleum refining, petroleum chemical and pipeline industries and in other industries that we provide services to. During economic downturns in these industries, our customer's ability to engage us may decline significantly. We cannot be certain that economic or political conditions will be generally favorable or that there will not be significant fluctuations adversely affecting our industry as a whole or key markets targeted by us.

Our dependence on one or a few customers could adversely affect us.

     One or a few clients have in the past and may in the future contribute a significant portion of our consolidated revenues in any one year or over a period of several consecutive years. In 2005, approximately 44% of our revenues were from one client, approximately 12% of our revenues were from another client and another 12% were from a third client. As our backlog frequently reflects multiple projects for individual clients, one major customer may comprise a significant percentage of our backlog at any point in time. Because these significant customers generally contract with us for specific projects, we may lose these customers from year to year as their projects with us are completed. If we do not replace them with other customers or other projects, our business would be materially adversely affected. Additionally, we have long-standing relationships with many of our significant customers. Our contracts with these customers, however, are on a project-by-project basis and the customers may unilaterally reduce or discontinue their purchases at any time. The loss of business from any one of such customers could have a material adverse effect on our business or results of operations.

Additional acquisitions may adversely affect our ability to manage our business.

     Our growth has been, in large part, the result of acquisitions of companies. We plan to continue making acquisitions in the future on terms management considers favorable to us. The successful acquisition of other companies involves an assessment of future revenue opportunities, operating costs, economies and earnings after the acquisition is completed, industry and business risks, and liabilities beyond our control. This assessment is necessarily inexact and its accuracy is inherently uncertain. In connection with our assessments, we perform reviews of the subject acquisitions we believe to be generally consistent with industry practices. These reviews, however, may not reveal all existing or potential problems, nor will they permit a buyer to become sufficiently familiar with the target companies to assess fully their deficiencies and capabilities. We cannot assure you that we will identify, finance and complete additional suitable acquisitions on acceptable terms. We may not successfully integrate future acquisitions. Any acquisitions may require substantial attention from our management, which may limit the amount of time that management can devote to day-to-day operations. Our inability to find additional attractive acquisition candidates or to effectively manage the integration of any businesses acquired in the future would adversely affect our ability to grow profitably or at all.

The seasonality of our industry may cause our revenues to fluctuate.

     Holidays and employee vacations during our fourth quarter exert downward pressure on revenues for that quarter, which is only partially offset by the year-end efforts on the part of many clients to spend any remaining funds budgeted for engineering services or capital expenditures during the year. The annual budgeting and approval process under which these clients operate is normally not completed until after the beginning of each new year, which can depress results for the first quarter. Principally due to these factors, our revenues during the first and fourth quarters generally tend to be lower than in the second and third quarters.

Liability claims could result in losses.

     Providing engineering and design services involves the risk of contract, professional errors and omissions and other liability claims, as well as adverse publicity. Further, many of our contracts will require us to indemnify our clients not only for our negligence, if any, but also for the concurrent negligence and in some cases, sole negligence of our clients. We currently maintain liability insurance coverage, including coverage for professional errors and omissions. However, claims outside of or exceeding our insurance coverage may be made. A significant claim could result in unexpected liabilities, take management time away from operations, and have a material adverse impact on our cash flow.

If the operating results of either segment are adversely affected, an impairment of goodwill could result in a write down.

     Based on factors and circumstances impacting us and the business climate in which we operate, we may determine that it is necessary to re-evaluate the carrying value of our goodwill by conducting an impairment test in accordance with SFAS No. 142. We have assigned goodwill to the two segments based on estimates of the relative fair value of each segment. If changes in the industry, market conditions, or government regulation negatively impact either of our segments resulting in lower operating income, if assets are harmed, if anticipated synergies or cost savings are not realized with newly acquired entities, or if any circumstance occurs which results in the fair value of either segment being reduced below its carrying value, an impairment to goodwill would be created. In accordance with SFAS No. 142, we would be required to write down the carrying value of goodwill.

Failure by us to achieve and maintain effective internal controls over financial reporting could have a material effect on our operations.

     We will be subject for the first time to internal control over financial reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002 in our Annual Report on Form 10-K for the fiscal year end December 31, 2006. We are currently making concerted efforts to prepare ourselves to be able to comply with such requirements. These efforts include documenting, evaluating the design and testing the effectiveness of our internal control over financial reporting. During this process, we expect to improve our internal processes as well as be in compliance with the law; however we cannot be certain as to the timing of completion of our documentation, evaluation and testing or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. Failure to comply with Section 404 in a timely manner may cause investors to lose confidence in our financial statements, and out stock price may be adversely affected as a result.

     We are exposed to increased costs associated with complying with these requirements, and will be spending management time and resources to document and test our internal controls in anticipation of Section 404 reporting requirements. Furthermore, our independent registered public accounting firm, Hein & Associates, will be required to attest to whether its assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006.

Our backlog is subject to unexpected adjustments and cancellations and is, therefore, an uncertain indicator of our future revenues or earnings.

     As of December 31, 2005, our backlog was approximately $170 million. We cannot assure investors that the revenues projected in our backlog will be realized or, if realized, will result in profits. Projects may remain in our backlog for an extended period of time prior to project execution and, once project execution begins, it may occur unevenly over the current and multiple future periods. In addition, project terminations, suspensions or reductions in scope may occur from time to time with respect to contracts reflected in our backlog. Such backlog reductions would reduce the revenue and profit we actually receive from contracts reflected in our backlog. Future project cancellations and scope adjustments could further reduce the dollar amount of our backlog and the revenues and profits that we actually earn.

Our dependence on subcontractors and equipment manufacturers could adversely affect us.

     We rely on third-party subcontractors as well as third-party suppliers and manufacturers to complete our projects. To the extent that we cannot engage subcontractors or cannot engage them on a competitive basis, or cannot acquire supplies or materials or cannot acquire them on a competitive basis, our ability to complete a project in a timely fashion or at a profit may be impaired. If the amount we are required to pay for these goods and services exceeds the amount we have estimated in bidding for fixed-price or cost-plus contracts, we could experience losses in the performance of these contracts. In addition, if a subcontractor or supplier is unable to deliver its services or materials according to the negotiated terms for any reason, including the deterioration of its financial condition or over-commitment of its resources, we may be required to purchase the services or materials from another source at a higher price. This may reduce the profit to be realized or result in a loss on a project for which the services or materials were needed.

If we are not able to successfully manage our growth, our business and results of operations will be adversely affected.

     We have grown rapidly over the last several years. Our growth presents numerous managerial, administrative, operational and other challenges. Our ability to manage the growth of our operations will require us to continue to improve our management information systems and maintain discipline in our internal systems and controls. Industry trends and our strategy to pursue larger fixed-price EPC projects, our ability to manage and measure project performance will require us to strengthen our internal project and cost control systems within operations that have traditionally operated in a cost plus environment. In addition, our growth will increase our need to attract, develop, motivate and retain both our management and professional employees. The inability of our management to effectively manage our growth or the inability of our employees to achieve anticipated performance would have a material adverse effect on our business.

If we are not able to successfully manage internal growth initiatives, our business and results of operations may be adversely affected.

     Our growth strategy seeks to utilize our technical expertise in conjunction with industry trends. To support this strategy, we may elect to fund internal growth initiatives targeted at markets that we believe may have significant potential needs for our services. The downside risks are that such initiatives could have a negative effect on current earnings until such initiatives reach critical mass or that industry trends have been misread or delayed and continued funding could have a negative impact on long term earnings.

Risks Relating to an Investment in Our Common Stock

Our Board of Directors may authorize future issuances of our common stock, which could result in a decrease in value to existing stockholders of the shares they hold.

     As of September 30, 2006, our Articles of Incorporation, as amended, authorize our board of directors to issue up to an additional 48,299,075 shares of common stock and 2,000,000 shares of preferred stock. These shares may be issued without stockholder approval unless the issuance is 20% or more of our outstanding common stock, in which case the American Stock Exchange requires stockholder approval. We may issue shares of stock in the future in connection with acquisitions or financings. In addition, we may issue shares in connection with our Employee Stock Purchase Plan and we may issue incentive and nonqualified stock options and restricted stock as incentives under our 1998 Incentive Plan. Future issuances of substantial amounts of common stock or of preferred stock, or the perception that these sales could occur, may affect the market price of our common stock. In addition, the ability of the board of directors to issue additional stock may discourage transactions involving actual or potential changes of control of the Company, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of our common stock.

A small number of stockholders own a significant portion of our outstanding common stock, thus limiting the extent to which other stockholders can effect decisions subject to stockholder vote.

     Directors, executive officers and principal stockholders of ENGlobal and their affiliates, beneficially own approximately 39% of our outstanding common stock on a fully diluted basis. Accordingly, these stockholders, as a group, are able to influence the outcome of stockholder votes, including votes concerning the adoption or amendment of provisions in our Restated Articles of Incorporation, as amended, or bylaws and the approval of mergers and other significant corporate transactions. The existence of these levels of ownership concentrated in a few people makes it unlikely that any other holder of common stock will be able to affect the management or direction of the Company. These factors may also have the effect of delaying or preventing a change in management or voting control of the Company.

Our quarterly operating results may fluctuate significantly, which could have a negative effect on the price of our common stock.

     Our quarterly revenues, expenses and operating results may fluctuate significantly because of a number of factors, including:

     o Unanticipated changes in contract performance that may affect profitability, particularly with contracts that have funding limits;

     o    The seasonality of the spending cycle of our clients;

     o    Acquisitions and the integration of acquired companies;

     o    Employee hiring and utilization rates;

     o The number and significance of client engagements commenced and completed during a quarter;

     o    Credit worthiness and solvency of clients;

     o    The ability of our clients to terminate engagements without penalties;

     o    Delays incurred in connection with an engagement;

     o    The size and scope of engagements;

     o    The timing of expenses incurred for corporate initiatives;

     o    Reductions in the prices of services offered by our competitors;

     o    Changes in accounting rules; and

     o General economic or political conditions, either generally or in our particular industry.

     Variations in any of these factors could cause significant fluctuations in our operating results from quarter to quarter and could result in net losses. These fluctuations could result in downward pressure on the market price of our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     In connection with the provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act") we may include forward looking statements (as defined in the Reform Act) in oral or written public statements used by or on behalf of us with respect to our future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "position," "target," "mission," "assume," "achievable," "potential," "strategy," "goal," "objective," "plan," "aspiration," "outlook," "outcome," "continue," "remain," "maintain," "strive," "trend" and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may" or similar expressions.

     We caution that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty and do not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. In addition to factors previously disclosed in our Commission reports and those identified elsewhere in this prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) increased competition for engineering and service contracts; (2) the ability to estimate costs on contracts; (3) the loss of one or more significant customers; (4) the ability to attract and retain highly trained professionals; (5) the identification of additional acquisition opportunities and the integration of future acquisitions; (6) the ability to engage subcontractors and acquire supplies on a competitive basis; (7) significant liability claims arising from services provided; and (8) adverse legal changes effecting our international operations.

     You should carefully read the risk factors described in the "Risk Factors" section of this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward looking statements.

                               SELLING STOCKHOLDER

     We are registering for resale the shares covered by this prospectus on behalf of the selling stockholder identified below. The selling stockholder acquired the resale shares from us in connection with our acquisition of WRC Corporation, a Colorado corporation. We are registering the shares to permit the selling stockholder to resell the shares when and as he deems appropriate. The following table sets forth:

     o    the name of the selling stockholder;

     o the number and percent of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this prospectus;

     o the number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this prospectus; and

     o the number and percent of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling stockholder).

     The number of shares in the column "Number of Shares Being Offered" represents all of the shares of our common stock that the stockholder may offer under this prospectus. We do not know how long the selling stockholder will hold the shares before selling them or how many shares he will sell. The shares are currently subject to an Escrow Agreement that provides us ownership of the shares to the extent we are entitled to indemnification under the Stock Purchase Agreement between Michael H. Lee and ENGlobal for the acquisition of WRC Corporation. Otherwise, we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the resale shares. The shares offered by this prospectus may be offered from time to time by the selling stockholder listed below.

     This table is prepared solely based on information supplied to us by the listed selling stockholder and assumes the sale of all of the resale shares. The applicable percentages of beneficial ownership are based on an aggregate of 26,700,925 shares of our common stock issued and outstanding on September 30, 2006.


                               Shares           Number of        Shares to be
                         Beneficially Owned    Shares Being   Beneficially Owned
                        Prior to the Offering    Offered      After the Offering
                        ---------------------    -------      ------------------
Selling stockholder     Number     Percentage                 Number  Percentage
-------------------     ------     ----------                 ------  ----------
Michael H. Lee (1)      175,000            *     175,000           0          *


(1) The selling stockholder does not hold any option, warrant or other right to acquire beneficial ownership of additional shares of our common stock within 60 days from the date hereof. According to information provided to us as of the date of filing, the selling stockholder is not a broker-dealer or affiliate of a broker-dealer. All of the shares registered hereby for Michael H. Lee were purchased in connection with the acquisition of WRC Corporation by ENGlobal on May 25, 2006.

*    Less than 1% of our common stock.

                   REGISTRATION RIGHTS OF SELLING STOCKHOLDER

     We entered into a stock purchase agreement with the selling stockholder, pursuant to which we have filed a shelf registration statement, of which this prospectus is a part, with the Commission relating to the resale of the registrable securities. We have agreed to use our commercially reasonable best efforts to file the shelf registration statement on or before August 23, 2006 and to cause the shelf registration statement to be declared effective no later than November 30, 2006.

     When we use the term "registrable securities" in this section, we are referring to:

     o    the shares of common stock offered by this prospectus; and

     o any shares of common stock issued or issuable with respect to the offered shares by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation or other reorganization.

     Any particular securities of common stock constituting registrable securities will cease to be registrable securities when the securities:

     o have been effectively registered under the Securities Act of 1933 (the "Securities Act") and disposed of in accordance with the registration statement covering them;

     o have been sold to the public pursuant to Rule 144 or by a similar provision of the Securities Act; or

     o are eligible for resale under Rule 144(k) or by a similar provision of the Securities Act.

     We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments and events which would cause the prospectus to contain an untrue statement of a material fact or omit a fact necessary to make the statements therein not misleading.

     Under the stock purchase agreement we have agreed to:

     o    pay all expenses of the shelf registration statement;

     o    provide the registered holder copies of the prospectus;

     o notify the holder when the shelf registration statement has become effective and the occurrence of any events effecting the accuracy or effectiveness of the shelf registration statement; and

     o take other reasonable steps reasonably necessary to effect the registration of the registrable securities.

     This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the stock purchase agreement.

                              PLAN OF DISTRIBUTION

     The selling stockholder (including his transferees, pledges, donees and successors) may sell the offered shares from time to time directly to purchasers or through broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. If the offered shares are sold through broker-dealers or agents, the selling stockholder will be responsible for any discounts, concessions or commissions payable to those broker-dealers or agents.

     The offered shares may be sold in one or more transactions at:

     o    fixed prices;

     o prevailing market prices at the time of sale or prices related to such prevailing market prices;

     o    varying prices determined at the time of sale; or

     o    negotiated prices.

     These sales may be effected in transactions:

     o on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

     o    in the over-the-counter market;

     o    in privately negotiated transactions;

     o    through broker-dealers and resale exchanges;

     o    in a firm commitment or best efforts underwriting;

     o otherwise than on such exchanges or services or in the over-the-counter market; or through the writing of options.

     The aggregate proceeds to the selling stockholder from the sale of the shares will be the purchase price of such shares of common stock less discounts and commissions, if any, payable by him. The selling stockholder reserves the right to accept and, together with his broker-dealers or agents from time to time, to reject, in whole or in part, any proposed purchase of the shares to be made directly or through broker-dealers or agents. We will not receive any of the proceeds from the offering of the offered shares.

     Our common stock is listed on the American Stock Exchange under the symbol ENG.

     In some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling stockholder may not sell any, or may sell less then all of, the shares offered by him pursuant to this prospectus. In addition, the selling stockholder may, to the extent permitted by applicable law, sell, transfer, devise or gift the shares by means not described in this prospectus. In that regard, any shares that qualify for sale pursuant to Rule 144A or Rule 144 under the Securities Act may be sold under that rule, if applicable, rather than pursuant to this prospectus.

     The selling stockholder and any broker-dealers or agents that participate in the distribution of the shares may be "underwriters" within the meaning of
Section 2(11) of the Securities Act. As a result, any profits on the sale of the shares received by selling stockholder and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholder was deemed to be an underwriter, the selling stockholder could be subject to certain statutory liabilities under the federal securities laws, including under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934 (the "Exchange Act").

     The selling stockholder and any other persons participating in the distribution of the offered shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of or prohibit the purchase and sale of the shares by the selling stockholder and any such other person. In addition, under Regulation M, any selling stockholder or other person engaged in the "distribution," within the meaning of Regulation M, of the shares may not engage in market-making activities with respect to the shares for certain periods prior to the sale of the offered shares, unless an applicable exemption is available under Regulation
M. The foregoing may affect the marketability of the offered shares and the ability of any person or entity to engage in market-making activities with respect to those shares.

     Pursuant to the stock purchase agreement described above under "Registration Rights of Selling Stockholder," we and the selling stockholder have agreed, subject to exceptions, to indemnify each other against specified liabilities, including liabilities under the Securities Act, and may be entitled to contribution from each other in respect of those liabilities.

     We will pay substantially all of the expenses incident to the offering and sale of the offered shares pursuant to this prospectus, including the reasonable fees and expenses of a single counsel retained by the selling stockholder. We will not pay any underwriting discounts, selling commissions or stock transfer taxes attributable to the sale of the offered shares.

     Under the stock purchase agreement, we may be required from time to time to require holders of offered shares to discontinue the sale or other disposition of those shares under specified circumstances. See "Registration Rights of Selling Stockholder" above.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock offered by the selling stockholder. All proceeds from the sale of these shares will be solely for the account of the selling stockholder.

                                  LEGAL MATTERS

     The validity of the issuance of common stock offered hereby will be passed upon for us by Hale, Lane, Peek, Dennison and Howard, a Professional Corporation, Reno, Nevada.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of Hein & Associates LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the reporting requirements of the Exchange Act, under which we file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy materials that we have filed with the Commission at its public reference room located at 100 F. Street, N.E., Room 1580, Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public on the Commission's Internet website at www.sec.gov.

     We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings on or after the date of this prospectus, until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:

     o our Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 31, 2006;

     o our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 filed on May 15, 2006 and August 14, 2006, respectively;

     o our Current Reports on Form 8-K filed on February 24, 2006, March 24, 2006, April 18, 2006, May 11, 2006, June 1, 2006, June 7, 2006 and August 10,
2006; and

     o our Form 10-SB Registration Statement filed with the Commission on January 27, 1997, including any amendment or report filed for the purpose of updating such description, in which there is described the terms, rights and provisions applicable to our common stock.

     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus. You should direct requests for documents by writing to:

                              ENGlobal Corporation
                    654 N. Sam Houston Parkway E., Suite 400
                            Houston, Texas 77060-5914
                               Tel: (281) 878-1000
                      Attention: Investor Relations Officer

                                 175,000 Shares



                              ENGLOBAL CORPORATION



                                  Common Stock









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                                   PROSPECTUS
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                 The date of this prospectus is October 2, 2006